UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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The Children’s Place, Inc.
(Name of Registrant as Specified In Its Charter)

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The Children’s Place Files Investor Presentation

Details Value-Enhancing Transformation Underway, Positive Operating Performance and Record of Delivering Value to Shareholders with Stock Near Eight Year High

Board Urges Shareholders to Vote for Three Director Nominees on the WHITE Proxy Card Today

SECAUCUS, N.J., May 1, 2015 -- The Children's Place, Inc. ("The Children's Place" or the "Company") (NASDAQ: PLCE), the largest pure-play children's specialty apparel retailer in North America, today announced that it has filed a detailed investor presentation with the Securities and Exchange Commission to help shareholders make an informed decision regarding the re-election of three of the Company’s Board members on May 22, 2015.

Norman Matthews (Chairman of the Board), Kenneth Reiss (Chair of the Audit Committee) and Stanley W. Reynolds (member of the Audit Committee) are standing for re-election to the Company’s Board of Directors. The Children’s Place urges shareholders to vote for the Company’s strong slate of three independent director nominees and to reject the candidates set forth by Macellum SPV II, L.P. (“Macellum”) and Barington Companies Equity Partners, L.P. (“Barington”), which together own approximately two percent of the Company’s shares.

The presentation filed today provides details on the value-enhancing transformation currently underway at The Children’s Place, the Company’s positive operating performance in an intensely competitive children’s retail environment, and its record of delivering value to shareholders. The stock price of The Children’s Place has increased over 110% since CEO Jane Elfers joined the company five years ago, and is currently near an eight year high. The presentation also clarifies the inaccurate and misleading analysis provided by Macellum and Barington.

Norman Matthews, Chairman of the Board of Directors of The Children’s Place, said: “Our Board and management team have made great progress in transforming The Children’s Place over the last five years, which has allowed us to maintain the number one market share in children’s specialty apparel and position the Company for the future while also re-purchasing $481 million of The Children’s Place common stock and initiating our first ever dividend. We believe our current, highly qualified Board of Directors has the right mix of expertise, experience and independence, and we urge our shareholders to re-elect our nominees so we can continue this strong progress.”

The Children’s Place urges all shareholders to vote the WHITE proxy card for the re-election of our three highly qualified Director nominees, and to reject the candidates set forth by Macellum and Barington.

The investor presentation is available on the SEC's website and at the following link under the heading “Featured Presentations”: http://phx.corporate-ir.net/phoenix.zhtml?c=120577&p=irol-irhome.

About The Children's Place, Inc.

The Children's Place is the largest pure-play children's specialty apparel retailer in North America.  The Company designs, contracts to manufacture, sells and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary "The Children's Place," "Place" and "Baby Place" brand names.  As of January 31, 2015, the Company operated 1,097 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 72 international stores open and operated by its franchise partners.

Forward Looking Statements

This document may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2015. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the weakness in the economy that continues to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Important Additional Information

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2015 Annual Meeting. The Company has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed by the Company with the SEC.  Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.childrensplace.com, by writing to The Children’s Place, Inc. at 500 Plaza Drive, Secaucus, NJ 07094, or by calling the Company’s proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885.

Investor Contact:

Robert Vill

Group Vice President, Finance

(201) 453-6693

Larry Dennedy

Mackenzie Partners

(212) 929-5239

Media Contact:

Paul Caminiti/David Millar/Pamela Blum

Sard Verbinnen & Co

(212) 687-8080